 Exhibit (a)(5)
Lindblad Expeditions Holdings, Inc. Announces Commencement of Exchange Offer and Consent
Solicitation Relating to its Warrants
NEW YORK, June 14, 2019 /PRNewswire/ — Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”) announced today that it has commenced an Exchange Offer and Consent Solicitation relating to its outstanding Warrants. The purpose of the Exchange Offer and Consent Solicitation is to simplify Lindblad’s corporate structure and reduce the potential dilutive impact of the Warrants, thereby providing the Company with more flexibility for financing its operations in the future.
The Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated June 14, 2019, and Schedule TO, dated June 14, 2019, each of which are filed with the SEC and more fully set forth the terms and conditions of the Offer and Consent Solicitation. Until the Expiration Date, the Company is offering to holders of its Warrants the opportunity to receive 0.385 shares of its common stock in exchange for each of the outstanding Warrants tendered by the holder and exchanged pursuant to the Exchange Offer. The Exchange Offer and Consent Solicitation are being made to:
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All holders of the Company’s publicly traded warrants (the “Public Warrants”) to purchase shares of the Company’s common stock that were issued in connection with the Company’s initial public offering, which entitle such Warrant holders to purchase one share of the Company’s common stock for a purchase price of  $11.50, subject to adjustments. As of June 13, 2019, 4,745,908 Public Warrants were outstanding.

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All holders of Lindblad’s warrants to purchase common stock that were privately issued to certain sponsors of the Company in connection with its IPO and in connection with the conversion of certain convertible notes into warrants (the “Private Warrants”). As of June 13, 2019, 5,339,566 Private Warrants were outstanding. The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates. The Public Warrants and Private Warrants are collectively referred to as the “Warrants.”

Pursuant to the Offer, the Company is offering up to an aggregate of 3,882,907 shares of the Company’s common stock in exchange for the Warrants.
Concurrently with the Offer, the Company is also soliciting consents from holders of the Warrants to amend (the “Warrant Amendment”) the warrant agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be exchanged into 0.36575 shares of common stock, which is a ratio 5% less than the ratio applicable to the Offer.
The holders of the Private Warrants have advised the Company that they intend to tender all of the Private Warrants held by them in the Exchange Offer. If these holders tender all of the Private Warrants held by them in the Exchange Offer (and certain other conditions are satisfied), then the Warrant Amendment will be adopted.
The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Company’s obligation to complete the Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of Warrants.
The Company has engaged Citigroup Global Markets Inc. as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (212) 723-7450. D.F. King & Co., Inc. has been appointed as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC
Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to D.F. King & Co., Inc. at (866) 796-6867 (toll-free) or by email: lind@dfking.com.
This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants or an offer to sell or a solicitation of an offer to buy any Common Stock. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Offer to Purchase. Holders of the Warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation. None of the Company, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.
The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. In particular, in relation to each Member State of the European Economic Area, the Offer does not comprise an offer to the public in that Member State other than (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that the Offer shall not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. The expressions (a) “an offer to the public” in relation to the Offer means the communication in any form and by any means of sufficient information on the terms of the Offer and the Common Stock so as to enable an investor to decide to tender its Warrants under the Offer, as the same may be varied in a Member State of the European Economic Area by any measure implementing the Prospectus Directive in such Member State, and (b) “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in the relevant Member State of the European Economic Area. In the United Kingdom, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
About Lindblad Expeditions Holdings, Inc.
Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.
Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.
Forward looking statements
Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in the Company’s business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and except as required by law the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov.